UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 9, 2016

INDOOR HARVEST CORP.
(Exact name of registrant as specified in its charter)

Texas	333-194326	45-5577364
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5300 East Freeway Suite A Houston, Texas	77020
(Address of Principal Executive Offices)	(Zip Code)

713-410-7903
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On May 9, 2016, we entered into a Director Agreement with Paul Hardej.

The Agreement provides Mr. Hardej will be compensated as follows:

    A. Expenses. The Company will reimburse the Director for reasonable travel and other       incidental expenses incurred by the Director in performing his services and attending meetings as approved in advance by the Company.

    B. Stock Options. The Company shall award to the Director 166,560 shares of Common Stock. The table below sets forth the award date, amount and vesting date.

Date of Award	Number of Shares	Date of Vesting
May 9, 2016	20,820	August 9, 2016
August 10, 2016	20,820	November 10, 2016
November 11, 2016	20,820	February 11, 2017
February 12, 2017	20,820	May 12, 2017
May 13, 2017	20,820	August 13, 2017
August 14, 2017	20,820	November 14, 2017
November 14, 2017	20,820	February 14, 2018
February 15, 2018	20,820	May 9, 2018
Total	166,560

If the Director is a Director both at the Date of Award and Date of Vesting, the shares for each award in the Table above shall be fully vested, a certificate representing the shares shall be issued and shall be non-forfeitable. If the Director is not a Director at the Date of Award, the shares for each award in the Table above at that date and therafter shall not be awarded.  If the Director is a Director at the Date of Award and not at the Date of Vesting, the shares for each such award in the Table above shall be forfeited, no shares shall be issued thereafter and a certificate representing the shares shall not be issued.

The Agreement is filed as an exhibit to this Form 8-K and should be referred to in its entirety for complete information concerning the Agreement.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers..

On May 9, 2016, Mr. William Jamieson resigned as a Director in the Company. Mr. Jamieson's resignation was not the result of any disagreement with us on any matter relating to our operations, policies (including accounting or financial policies) or practices. A majority of the Board of Directors decided to restructure the Board of Directors to better reflect the Company's current business direction and Mr. Jamieson voluntarily agreed to resign as part of that restructuring effort.

On May 9, 2016, Mr. Paul Hardej was elected as a Director of the Corporation.

Since June 2015, Mr. Hardej has held the position of Vice President of Horticulture Lighting Turnkey Solutions and Marketing at Illumitex, a leader in LED lighting technology. From June 2010 until March 2015, Mr. Hardej was a co-founder, Vice President of Development and Operations and later served as Chief Technology Officer of FarmedHere, LLC, one of the first commercial scale vertical farms operating in the United States.

From September 1999 to January 2009, Mr. Hardej was President and Chief Executive Officer of Metropolitan Development Enterprises, Inc., a real estate development Company. From June 1996 through September 1999, Mr. Hardej acted as Vice President of Architecture and Development for RDM Development, LLC., a real estate development Company.

Mr. Hardej is an Associate Member of the American Institute of Architects and holds a license as a Certified Food Safety Manager in the State of Illinois. Mr. Hardej holds a bachelor's degree in Architecture from Warsaw Polytechnic University School of Architecture and an Associate's degree in Interior Design and Merchandising from the International Academy of Merchandising and Design in Chicago.

As a member of the board, Mr. Hardej contributes the benefits of his executive leadership and management experience in real estate development, architectural design, product merchandising, food safety regulation and vertical farming development and operations.  His contributions and deep understanding of all aspects of our business, products and markets will provide substantial experience to expand our operations, guide management and attract clients.

Item 8.01 Other Events.

On May 9, 2016 the Company issued a press release entitled “Vertical Farming Pioneer Paul Hardej Joins Indoor Harvest Corp's Board of Directors”.  The release is filed as an exhibit to this Form 8-K.

Exhibits

10.1  Director Agreement with Paul Hardej
10.2 William Jamieson Resignation Letter
99.1 Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

INDOOR HARVEST CORP.

Date: May 9, 2016	By:	/s/ Chad Sykes
Chad Sykes
Chief Executive Officer and Director